Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Bright Health Company of Arizona	Arizona
Bright Health Company of California, Inc.	California
Central Health Plan of California, Inc.	California
Universal Care, Inc.	California
Bright Health Insurance Company	Colorado
AssociatesMD Medical Group, Inc.	Delaware
Bright Health Management, Inc.	Delaware
Bright Health Networks, LLC	Delaware
Bright Health Services, Inc.	Delaware
DocSquad, LLC	Delaware
Medical Practice Holding Company, LLC	Delaware
NeueHealth LLC	Delaware
Physicians Plus, LLC	Delaware
Physicians Plus ACO, LLC	Delaware
Physicians Plus of California, LLC	Delaware
Physicians Plus of Florida, LLC	Delaware
Pineapple ACO, LLC	Delaware
Premier Medical Associates of Florida Healthcare, P.A.	Delaware
Premier Medical Associates of Florida, LLC	Delaware
Bright Health Insurance Company of Florida	Florida
Bright Health Company of Georgia	Georgia
Bright Health Insurance Company of Illinois	Illinois
Bright Health Insurance Company of New York	New York

True Health New Mexico, Inc.	New Mexico
Bright Health Company of North Carolina	North Carolina
Bright Health Insurance Company of Ohio, Inc.	Ohio
Bright Health Company of South Carolina, Inc.	South Carolina
Bright Health Insurance Company of Tennessee	Tennessee
Bright HealthCare Insurance Company of Texas	Texas